Exhibit 99.1

Terra Nitrogen Company, L.P.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com

Terra Nitrogen Company, L.P. reports second quarter results;

declares cash distribution

Sioux City, Iowa (July 28, 2005)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $29.4 million, or $1.56 per limited partnership unit, on revenues of $120.2 million for the second quarter ended June 30, 2005. This compares with a net income of $14.6 million, or $.77 per unit, on revenues of $129.0 million for the 2004 second quarter. For the 2005 first half, TNCLP’s net income was $46.6 million, or $2.47 per unit, on revenues of $226.1 million, compared to net income of $26.6 million, or $1.41 per unit on revenues of $237.3 million in the 2004 first half.

TNCLP also announced a cash distribution for the quarter ended June 30, 2005, of $1.45 per limited partnership unit payable August 24, 2005, to holders of record as of August 8, 2005.

Analysis of results

The second quarter profitability improvement was due primarily to higher product selling prices, partially offset by lower sales volumes and higher natural gas costs. Ammonia and nitrogen solutions selling prices for the 2005 second quarter were 19 and 31 percent higher, respectively, than 2004 second quarter selling prices.

TNCLP’s second quarter ammonia, nitrogen solutions and urea sales volumes were 36, 8 and 100 percent lower, respectively, than those of the 2004 second quarter. The lower sales volumes were due primarily to TNCLP’s having less product available for sale following the closure of its Blytheville, Ark. manufacturing facility on May 27, 2004.

TNCLP’s natural gas unit costs for the 2005 second quarter, net of about $1.2 million of cost decreases from forward purchase contracts, were 15 percent higher than those incurred in the 2004 second quarter.

The improvement in TNCLP’s first half net income was due to higher product selling prices, reflecting a more positive industry-wide supply/demand balance. Natural gas unit costs for the 2005 first half, net of about $2.5 million of cost increases realized from forward purchasing contracts, were about 18 percent higher than those incurred in the 2004 first half.

Forward natural gas position

TNCLP’s forward purchase contracts at June 30, 2005, fixed prices for about 21 percent of its next 12 months’ natural gas requirements at about $3.4 million below the published forward market prices at that date.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Forward-looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note: Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ web site, www.terraindustries.com.

(Tables follow)

Terra Nitrogen Company, L.P.

Condensed Consolidated Statements of Income

(in thousands except per-unit amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Product revenues	$119,971	$128,714	$225,713	$236,927
Other income	186	299	347	370

Total revenues	120,157	129,013	226,060	237,297

Cost of goods sold	85,101	108,794	167,655	199,930
Depreciation and amortization	3,855	3,141	7,900	6,313

Total cost of sales	88,956	111,935	175,555	206,243

Total gross profit	31,201	17,078	50,505	31,054
Operating expenses	1,891	2,662	4,169	4,835
Interest expenses—net	(128)	(181)	(308)	(380)

Net income (loss)	$29,438	$14,597	$46,644	$26,599

Earnings per limited partnership unit	$1.56	$0.77	$2.47	$1.41

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.

Nitrogen Volumes and Prices

	2005		2004
	Sales Volumes (000 tons)	Average Unit Price ($/ton)	Sales Volumes (000 tons)	Average Unit Price ($/ton)
Quarter
Ammonia	75	313	117	263
UAN	542	160	590	122
Urea	—	—	90	180

	2005		2004
	Sales Volumes (000 tons)	Average Unit Price ($/ton)	Sales Volumes (000 tons)	Average Unit Price ($/ton)
First half
Ammonia	161	306	198	266
UAN	1,077	146	1,093	117
Urea	—	—	212	181

Terra Nitrogen Company, L.P.

Consolidated Balance Sheets

(in thousands)

	June 30,
	2005	2004
ASSETS
Cash and short-term investments	$42,422	$28,475
Accounts receivable	29,277	30,661
Inventories	25,722	15,820
Other current assets	4,281	4,033

Total current assets	101,702	78,989
Property, plant and equipment, net	78,627	81,295
Other assets	11,965	7,515

Total assets	$192,294	$167,799

LIABILITIES
Short-term note and current portion of long-term debt	$44	$61
Customer prepayments	2,381	1,031
Accounts payable and accrued liabilities	14,223	12,587

Total current liabilities	16,648	13,679
Long-term debt	8,200	8,244
Other liabilities	149	1,600

Total liabilities	24,997	23,523
PARTNERS’ EQUITY	167,297	144,276

Total liabilities and partners’ equity	$192,294	$167,799